Exhibit 10.11

May 1, 2020

Jason Ackerman

Via e-mail

Dear Jason,

It is a pleasure to confirm our offer to employ you in the joint role of Chief Executive Officer of TerrAscend USA, Inc. (the “Company”) and Chief Executive Officer of TerrAscend Corp., the Canadian parent of the Company (“TerrAscend”). In these roles, you will be expected to report to the Board of Directors of TerrAscend. This agreement (the “Agreement”) shall set forth our mutual understanding regarding your employment pursuant to the mutual covenants and agreements contained below (the receipt and adequacy of which are acknowledged).

1.	Definitions

The capitalized defined terms shall have the meanings given to them in Schedule “A”.

2.	Transfer, Location, and Travel

Your principal place of employment is to be within the New York area of the United States in your capacity with the Company. You will continue to reside in New York, USA and will primarily work from a temporary office in the New York area provided by the Company, unless required to travel to other locations for business purposes. You may also from time to time work from your home office in New York.

As your role with the Company will also include your position as the CEO of TerrAscend, you will be required to periodically travel to TerrAscend facility in Ontario and to other locations as required. In further recognition of your role with TerrAscend, it is a condition of this offer and of your continued employment by the Company that you be permitted to lawfully work in Canada and that you maintain your status to work in Canada throughout your employment. The Company will assist you in applying for necessary immigration permits and will cover any and all fees and costs associated therewith, including, without limitation, attorneys’ fees.

In the event that you agree to a relocation, which such relocation shall not be a condition of your employment, the Company shall pay, or reimburse Employee for, all relocated expenses incurred by Employee relating to such relocation.

3.	Compensation and Tax Equalization

Inasmuch as your principal place of employment will be the United States, your total compensation will be paid exclusively by the Company. You will receive an annual base salary of USD $500,000 (the “Annual Salary”), less all withholdings and deductions in the US and in Canada, as required. In the event that your salary changes during the course of your employment, your most current salary shall be deemed to be the Annual Salary for the purpose of this Agreement. You understand and agree that the Annual Salary compensates you for all hours worked. Additionally, for business purposes and the performance of your duties, the Company will provide a laptop. Your use of the laptop and any other provided hardware will be subject to and in accordance with Company policies in effect from time to time.

It is the Company’s policy to protect executives on international secondment from loss on personal income taxes from Company-related earnings because of the secondment. The combined US and Canadian tax liability of an executive can vary depending on factors such as level of income derived from each country of secondment, amount of secondment allowances and the interplay of US and Canadian tax laws. To neutralize the income tax impact, the Company intends to “tax equalize” your Company-related income.

•	In general, the Company will be responsible for paying your actual US and Canadian taxes, while you will be responsible for paying a “hypothetical tax.” “Hypothetical tax” represents the income tax you would have paid on Company-related income had you not received secondment-related payments or special tax considerations as a result of the secondment.

•	Income subject to hypothetical tax includes income you would have received had you not gone on secondment, such as your base pay and annual bonus. Income not subject to hypothetical tax includes secondment-related allowances. US and Canadian taxes on amounts not subject to hypothetical tax will be paid by the Company. Hypothetical tax is not remitted to the government.

•	The Company shall, or shall retain an international accounting firm to, carry out the tax equalization policy. The Company or its designated tax firm will calculate your hypothetical tax and the amount calculated will be deducted from your pay. When your tax return is finalized, the Company or tax firm will calculate a final hypothetical tax, called a tax equalization. If the equalization shows that excess hypothetical tax was withheld from your salary, then the Company will refund the excess amount to you. Conversely, you must repay the Company any funds owed to the Company for any shortfall in your hypothetical tax withholding. In the case that there is a dispute over such equalization, your qualified tax professional shall have the right to appeal such amount to the Company.

•	The Company will pay or reimburse actual income tax costs associated with the secondment. Since the Company pays/reimburses you for actual income taxes, refunds or foreign tax credits received by you will be taken into consideration on the annual tax equalization reconciliation and you may be required to refund all or a portion of taxes paid by the Company.

Tax equalization of Company-related income means that regardless of where you are seconded and regardless of the amount of tax actually owed, you will pay a hypothetical tax which will be equivalent to the US tax you would have paid had you remained in the US.

4.	Stock Options/Bonus Plan

1.	In connection with the services you are to render exclusively on behalf of the Company within the US, the Company will also cause TerrAscend to issue to you a total of 5,800,000 employment stock options of TerrAscend (the “Options”) in accordance with TerrAscend’s Stock Option Plan (the “Option Plan”). Notwithstanding anything to the contrary contained in the Option Plan, including, without limitation, the 90-day limitation set forth in Section 4.10.1.2.1, assuming Employee has been in the CEO role through January 9, 2021 and consistent with applicable securities laws, the Options will expire on January 9, 2030 (unless such sooner date is otherwise agreed to by Employee in writing). 3,000,000 of the Options will have a strike price of CN$2.42 (the “Initial Options”), and (b) 2,800,000 of the Options will have a strike price of CN$2.96 of (the “Second Options”).

a.	Except as otherwise provided herein, the Options will vest in equal increments on the 12-month, 24-month and 36-month anniversary date from November 1, 2019, provided that Employee is serving as the CEO of the Company or on the Board on each of the corresponding dates.

b.	In the event of a Change of Control of TerrAscend Corp. (as defined in the Option Plan) that does not include Jason Wild or an affiliate thereof, 100% of the Options will accelerate and vest immediately.

c.	Notwithstanding anything to the contrary above, in the case of a termination of Employee by the Company in the absence of Cause (defined below), or Employee’s resignation for any reason from all activities relating to the Company or its affiliates, Employee’s remaining unvested Options will immediately vest on a pro-rata basis based upon the number of months worked compared to the 36-month total vesting period under the Options PROVIDED THAT a minimum of 1,500,000 of the Initial Options shall vest. Notwithstanding the foregoing, as long as Employee serves on the Board of TerrAscend, the Options shall continue to vest under Section 2 above, even if Employee is not also serving as CEO of the Company and/or TerrAscend. “Cause” shall mean: (i) conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a charge by a law enforcement officer for, conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to a misdemeanor involving fraud, dishonesty or an act of moral turpitude, (provided that such conviction of, or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a misdemeanor threatens the integrity of any cannabis license held by TerrAscend); (ii) the willful commitment of any act of dishonesty in connection with Employee’s appointment herein, or other willful gross misconduct involving TerrAscend, (iii) willful failure or refusal to materially comply (to the best of Employee’s ability) with any of the TerrAscend’s written policies and procedures, including the TerrAscend’s Standard Operating Procedures and Policies, provided that, to the extent such refusal or failure is susceptible to cure, it is not fully, completely, and permanently cured to the best of Employee’s ability within thirty (30) business days after Employee’s receipt of written notice from Company. For purposes of this definition, no action or inaction will be considered “willful” unless done or omitted to be done without good faith or without Employee’s reasonable belief that the action or omission was in the best interests of TerrAscend, as determined by the arbitrator.

d.	The Company acknowledges that it is the intent of the parties that, once TerrAscend has a formal Restricted Stock Unit Plan in place, up to 25% of the Options shall (subject to applicable securities laws and the agreement of TerrAscend’s Compensation Committee) be replaced with Restricted Stock Units (“RSUs”). The vesting schedule of the newly granted RSUs will be equivalent to the original vesting dates of the originally granted Options.

You will also be entitled to participate in an executive bonus plan currently anticipated to be established by the Company by the second quarter of 2020. Your entitlement to payment of any bonus (“Bonus”) shall be subject to the terms and conditions of any Company bonus plan established at the Company’s sole discretion, as determined by the Board of Directors in accordance with the terms and conditions of such plan, as may be amended from time to time. The Board of Directors has determined your Bonus for 2020 shall be RSUs for annual value of $600,000 vesting immediately upon issuance. In addition, the Board of Directors has determined that you shall be entitled to an annual Bonus for each calendar year during the Term, which shall be equal to or greater than the 2020 Bonus, and paid at the same time of year. Bonuses may be paid to Employee in cash, RSUs, or a combination thereof, consistent with the manner and timing by which similarly situated employees are paid their respective Bonuses.

5.	Position and Key Responsibilities

Upon the execution of this Agreement, you will assume the position of CEO of TerrAscend USA and CEO of TerrAscend. Your responsibilities as CEO include but are not limited to:

CEO of TerrAscend Corp

•	Work to ensure that all divisions of TerrAscend Corp are aligned in the long-term goals, strategies, plans and policies.

•	Drive the company to achieve and surpass sales, profitability, cash flow and business goals and objectives.

•	Work with executive leadership, responsible for the measurement and effectiveness of all processes internal and external. Provide timely, accurate and complete reports on the operating condition of the company.

•	Spearhead the development, communication and implementation of effective growth strategies and processes.

•	Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of our organization.

•	Motivate and lead a high-performance management team; attract, recruit and retain required members of the executive team not currently in place; provide mentoring and opportunities for management development.

CEO of TerrAscend USA

•	Providing strategic leadership by working with the Board and other management to establish long-term goals, strategies, plans and policies.

•	Plan, develop, organize, implement, direct and evaluate the organization’s fiscal function and performance.

•	Lead, guide, direct the organization and evaluate the work of other executive leaders.

•	With the participation of the executive team, meet and plan regularly with senior company leadership to ensure timely execution of the companies’ strategies.

•	Perform other functions related to the CEO role or as may be reasonably requested by the Board.

Your job duties and reporting may change from time to time at the discretion of the Company and/or TerrAscend. You may also be asked to assist with corporate initiatives on behalf of either company. You understand and agree that a change in your job duties or reporting structure does not constitute a fundamental alteration to your employment or to this Agreement, except if such change constitutes “Good Reason,” as defined herein.

6.	Term

Your employment under this Agreement will commence on May 1, 2020 or such later date as agreed between you and the Company and will continue indefinitely until it is terminated in accordance with the terms set forth in this Agreement.

7.	Hours of Work

The normal work week shall be forty (40) hours Monday to Friday. You will however be required to work such additional or alternative hours as may be reasonably required from time to time to fulfil the responsibilities of the position. You understand and agree that you are classified as an exempt employee and the Annual Salary compensates you for all hours worked.

8.	Standard Operating Procedures and Policies

It is a term and condition of your employment with the Company that you agree to comply with the policies and procedures of the Company and TerrAscend Corp, including but not limited to those set out in TerrAscend’s Standard Operating Procedures, as may be amended from time to time by the Company or TerrAscend Corp. in its absolute discretion.

It is a term and condition of your employment that you shall fully and faithfully serve the Company and TerrAscend and use your reasonable best efforts to promote the interests of the Company and TerrAscend (including their related companies).

You understand and agree that, upon your breach of this Agreement or responsibilities hereunder, the Company and/or TerrAscend has the right to implement discipline short of termination, including verbal or written warning and suspensions with or without pay, as determined necessary by the Company and/or TerrAscend in their sole discretion and that the implementation of such discipline does not constitute a termination of employment under this Agreement.

9.	Benefits

The Company will reimburse you for health insurance premiums that you pay to secure coverage for you and your immediate family under the applicable plan of the Company

10.	Reimbursement

The Company will reimburse you the cost of eligible travel and other expenses which are incurred for business purposes, including reasonable travel expenses from your home to areas you are required to travel to for the purpose of carrying out your responsibilities. The Company reserves the right to deny any expense claim for expenses not incurred for work-related purposes. Expenses must be submitted monthly, with appropriate documentation, in accordance with the Company’s Expense Reimbursement Policy.

11.	Paid Time Off (“PTO”)

You are eligible for five (5) weeks of paid time off per calendar year, prorated for partial years of employment. Time off for vacation purposes will be at a mutually convenient time for the Company and the employee and must be requested at least 2 weeks in advance of the requested days off. You will only be allowed to carry forward any unused vacation time into the next year to the extent same is permitted by the Company’s policies.

12.	Confidentiality and Ownership of Inventions

It is a condition of your employment that you agree to the Non-Competition, Non-Solicitation, and Confidentiality Agreement and the accompanying Code of Conduct (the “Code”), copies of which shall be provided to you (collectively, “Restrictive Covenant Agreement”). The obligations set out in the Restrictive Covenant Agreement shall survive and remain in effect notwithstanding the termination of your employment for any reason, unless such termination by the Company and/or TerrAscend is unlawful or in breach of this Agreement, in which case only the Confidentiality provisions of such Agreement shall survive.

13.	Termination

(a)	Death

In the event of your death during the term of your employment with the Company, this Agreement shall automatically terminate, and the Company shall have no further obligations hereunder except to pay your estate all earned compensation (including all benefits and reimbursements accrued and due) as of the date of your death. Additionally, your Options and Bonus shall be treated under the same terms as set forth in section 14(d)(ii) and 14(d)(iv) below as if you were terminated without Cause.

(b)	Disability

In the event of your “permanent disability” (as hereinafter defined) during the term of your employment with the Company, the Company shall have the right, upon written notice to you, to terminate your employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder except to pay you all earned compensation (including all benefits and reimbursements accrued and due) as of the date of your termination. Notwithstanding the foregoing, to the extent applicable, upon the Company’s termination of this Agreement for permanent disability, your right to participate in any applicable benefit plans and programs of the Company in which you had been previously participating, or to receive similar coverage, if any, shall be determined under such plans and programs (at the Company’s expense). For purposes of this Agreement, the term “permanent disability” shall have the meaning set forth in the Company’s applicable disability insurance policy, or, if no such definition is available, any physical or mental disability or incapacity that renders you incapable of performing the services required in accordance with your obligations hereunder for (A) a period of four (4) consecutive months or (B) shorter periods aggregating five (5) months during any one (1) year period during the term of this Agreement. The terms of the Company’s disability plan shall control your benefits under this section 14 (b). Additionally, your Options and Bonus shall be treated under the same terms as set forth in section 14(d)(ii) and 14(d)(iv) below as if you were terminated without Cause.

(c)	Termination by the Company for Cause

The Company has the right, at any time, to terminate your employment under this Agreement for Cause with written notice, effective upon the giving of such notice, in which case you shall have no entitlement to any notice, pay in lieu thereof or severance, save and except for where required by any applicable employment standards legislation.

(d)	Termination by the Company without Cause

In the absence of Cause, the Company may, at its sole discretion terminate your employment, and in such event the Company’s sole obligations shall be:

(i)	to pay to you any compensation and accrued PTO and unreimbursed expenses, if any, that shall have been earned by you or accrued as of the date of termination but not yet paid.

(ii)	To provide you with a pro rated Bonus, calculated as the Bonus that would have been paid during the year of termination multiplied by a fraction, the numerator of which shall be the number of days you worked in the applicable calendar year and the denominator of which shall be equal to the total number of days in that year.

(iii)	to provide you with a severance payment in the amount of six (6) months of Annual Salary, subject to applicable payroll timing and taxes and deductions, if the termination without cause occurs prior to November 1, 2020, and nine (9) months of Annual Salary, subject to applicable payroll timing, taxes and deductions, if the termination without cause occurs after such date (the “Severance Payment”). The Severance Payment shall be payable over time in accordance with the Company’s standard payroll practices.

(iv)	In addition to the Severance Payment, your remaining unvested Options will immediately vest on a pro-rata basis based upon the number of months worked compared to the 36-month total vesting period under the Options, subject to the terms of the TerrAscend Corp SOP.

The Company shall have no obligation to provide you with the Severance Payment until you execute and deliver to the Company a mutual release agreement in a form similar to Schedule “B” attached hereto, which shall be modified to be enforceable in the legal jurisdiction governing your employment and to memorialize the intent of the Parties upon separation (“Severance Agreement”). Should you elect not to execute and deliver the Severance Agreement, you shall only be entitled to receive to the accrued wages to which you are entitled pursuant to any applicable employment law. Unless otherwise agreed, the various payments set forth in this paragraph 14 (d) shall constitute your sole payment from, and remedy against, the Company, its members, officers, directors, shareholders, executives and agents, except with respect to your entitlement to indemnification and/or any remedies that may be available to you at law or in equity in the event that the Company breaches the Severance Agreement.

Further, you understand and agree that this provision shall apply to you throughout your employment with the Company, regardless of its duration or any changes to your position, reporting relationship, title, duties or compensation.

(e)	Termination by You Without Good Reason

You may resign from your employment at any time and without Good Reason (as defined below) upon providing the Company with eight (8) weeks’ notice in writing of your resignation, during which time the Company shall provide you with the equivalent of your then Annual Salary and benefits and unreimbursed expenses through and until your termination date, subject to applicable tax withholding and payable in accordance with the Company’s usual payroll practices. The Company may waive the requirement that you work all or part of the notice of resignation period provided by you. You acknowledge the Company will suffer damages by your failure to provide at least the notice as required herein.

(f)	Termination by You for Good Reason

You may terminate your employment for “Good Reason” following the occurrence of any of the following without your written consent: (i) any failure to pay, or material reduction in, Annual Salary and Bonus in accordance with the terms hereof; (ii) if the Company (or any successor entity) intentionally and materially reduces or diminishes your working responsibilities, duties, or position in the Company to such an extent that a reasonable person would not consider such duties commensurate with your role as CEO of the Company; (iii) a requirement by the Company that your primary work location be moved to a place that is more than a one (1) hour commute from your home as of the date of this Agreement; (iii) requiring you to report to someone other than the Board of Directors or a failure by TerrAscend to maintain your position on the Board and/or use its reasonable best efforts to ensure your reelection; or (iv) a material breach by the Company of any other obligations under this Agreement; provided, however, that you shall provide written notice of any such “Good Reason” not later than thirty (30) days after your actual discovery thereof to avail yourself of this right and the Company shall have the opportunity to cure same within thirty (30) days after receipt of such written notice. If the Company does not cure within such time, then you shall, upon written notice to the Company, be entitled to terminate your employment for Good Reason, provided you do so within fifteen (15) days of giving written notice of such Good Reason grounds not so cured. In the event that you terminate your employment for Good Reason, you shall be entitled to the payments and other compensation under the same terms as set forth in section 14(d)(i)-(iv) as if you were terminated without Cause.

14.	General

(a)	This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators, successors and legal representatives, and shall inure to the benefit of and be binding upon the Company, TerrAscend and their successors and assigns. You may not assign this Agreement.

(b)	A waiver by you or the Company and/or TerrAscend of any breach under this Agreement shall not constitute a waiver of any further breaches of this Agreement

(c)	This Agreement, together with the attached Restrictive Covenant Agreement constitute the entire agreement between the Company and TerrAscend and you with respect to your employment and supersedes all prior oral or written negotiations and understandings or representations. You acknowledge that the execution of this Agreement has not been induced by, nor do you rely upon or regard as material, any representations or writings not specifically included or incorporated herein. This agreement and the attached Restrictive Covenant Agreement referenced herein shall not be altered, modified, amended or terminated unless evidenced in writing by the Company.

(d)	The Company, TerrAscend and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

(e)	The Company shall pay for the Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement.

(f)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions. The parties expressly agree to the exclusive jurisdiction of the state courts and tribunals, as applicable, in the State of Delaware in respect of this Agreement (including but not limited to issues relating to its interpretation, application, enforcement or termination), the relationship between the parties or the cessation thereof.

(g)	You acknowledge that you have been given the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Agreement. By signing and accepting this Agreement, you acknowledge that the Company and TerrAscend have afforded you the opportunity to obtain independent legal advice in respect of this Agreement.

(h)	By your signature below, you acknowledge and agree that any misrepresentation or omission by you regarding your history, skills, experiences and abilities will constitute cause for your immediate dismissal, without notice, pay in lieu of notice, or other Severance Payment obligation.

(i)	Specific Exclusion of Federal Law. Due to the unique nature of the Company’s business and the legal status of cannabis and cannabis-related products and services, any and all references herein to compliance with, or the application of the “law” or “laws,” or regulatory authority exercised, or enforcement, by a “governmental agency,” or like terms shall specifically and intentionally exclude any federal law, rule or regulation of any federal governmental agency or body that identifies or classifies the growing, production, manufacture, sale and/or possession of cannabis as a crime or otherwise prohibits the growing, production, manufacture, sale and/or possession of cannabis, including, but not limited to, the Federal Controlled Substances Act. Neither party shall interpose a defense of illegality under the Federal Controlled Substances Act to the enforcement of this Agreement.

(j)	Sections 12, 13, 14, 15, 16, and 17 of this Agreement shall survive termination of your employment by the Company and/or TerrAscend, together with any other provision that logically ought to so-survive.

15.	Indemnification and D&O

TerrAscend shall procure and maintain a Directors and Officers insurance policy during the term of your employment pursuant to which TerrAscend and the Company agree to defend and indemnify you pursuant to TerrAscend’s indemnification policy.

16.	Conflicts; Integration

Should there be any discrepancy or inconsistency between the terms of any other Agreement, whether referred to herein or not, and this Agreement, the terms of this Agreement shall govern.

17.	Publicity

Employee hereby consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Employees name, pre-approved voice recordings and quotations, pre-approved likeness, pre-approved image, and pre-approved biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Term, for all legitimate commercial and business purposes of the Company without further consent from or royalty, payment, or other compensation.

18.	Representations, Warranties and Covenants

a.            Restrictions. You represent and warrant to the Company and TerrAscend that:

(i)           There are no restrictions, agreements or understandings whatsoever to which you are a party that would: prevent or make unlawful your execution of this Agreement or your employment hereunder be inconsistent or in conflict with this Agreement or employment hereunder; or prevent, limit or impair in any way the performance by you of your obligations hereunder; and

(ii)           You have disclosed to the Company and TerrAscend all restraints, confidentiality commitments or other employment restrictions that you have with any other employer, person or entity. A copy of each such restraint, commitment or other restriction, if applicable, is attached hereto.

b.            Obligations to Former Employers. You covenant that in connection with your provision of services to the Company, you will not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

c.            The Company represents and warrants that as of the date hereof, it has provided you with all requested information in an accurate manner and has no undisclosed knowledge of circumstances or past events that may materially negatively impact the Company, the value of the Options, and/or the Company’s ability to fulfill its obligations hereunder, including, without limitation, that the Company is, and will remain in compliance with all applicable laws and regulations.

Please carefully read and consider this document and its attachments. It is a condition of this offer that you execute and return the attached policies.

We request that you review, initial each page, sign and date below acknowledging your acceptance of the terms outlined in this letter. Retain a copy of this letter for your records and return an original copy to me no later than May 4, 2020.

Jason, we hope that the opportunities we provide and the values we stand for will encourage you to become an integral part of the TerrAscend team. We look forward to working with you.

Sincerely,

TERRASCEND USA, INC.

By:	/s/ Brian Feldman
TerrAscend USA, Inc.

ACCEPTANCE

By my signature below, I confirm that I have read, understand and agree with the foregoing terms, that I have been afforded a reasonable opportunity to consult with independent legal counsel with respect to the above terms before signing below, and that I sign this Agreement freely and voluntarily and without any pressure, duress or undue influence. I have not relied on any representations, inducements or statements, oral or written, which are not contained in this letter.

AGREED TO:	/s/ Jason Ackerman

DATE:	05/01/2020

SCHEDULE B

FORM OF
MUTUAL CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Mutual Confidential Separation and Release Agreement (this “Agreement”) shall serve as a fully binding separation agreement between ________________ (“Employee”) and ______________ (the “Company” and collectively the “Parties”). Employee’s employment with the Company is terminated effective ________________ (the “Separation Date”). Following the Effective Date of this Agreement, and in consideration of the Employee’s execution, non-revocation, and assent to all terms and provisions of this Agreement, the Company will pay to Employee the severance benefits outlined below.

Severance Payment. Employee acknowledges and agrees that Employee will not be entitled to any compensation or benefits from the Company, except as expressly provided for in this Agreement, and Employee specifically waives and foregoes all rights to any compensation or benefits of any kind that are not expressly provided to Employee in this Agreement In exchange for Employee executing and not revoking the general release set forth in this Agreement and other valuable consideration given and received by the Parties, the Parties agree as follows:

In consideration of the promises set forth herein, without any other obligation to do so, provided that Employee does not exercise his right to revoke this Agreement as set forth below, the Company will pay Employee severance in the amount of ______________________________ Dollars ($__________), less applicable payroll deductions (“Severance Payment”). The Company will pay the Severance Payment on the first regular payday occurring at least eight (8) days after this Agreement is fully executed.

Employee acknowledges and agrees that the Severance Payment referenced above constitute adequate consideration to support the releases set forth in this Agreement and fully compensate Employee for the claims Employee is releasing. For purposes of this Paragraph, “Consideration” means the payments and benefits set forth in this Section 0, which are enhanced payments and benefits to which Employee is not already or otherwise entitled to receive.

Employee Release of Claims.

In exchange for the Severance Payment and other consideration set forth herein, the sufficiency of which is hereby acknowledged, Employee (on behalf of Employee, Employee’s executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee) irrevocably and unconditionally, fully and forever releases and discharges the Employer, and its predecessors, successors and related and affiliated entities, including parents (including holding companies) and subsidiaries, and each of their respective directors, officers, shareholders, employees, attorneys, insurers, agents and representatives (collectively, the “Employer Releasees”), for, from, and with respect to, any and all rights, remedies, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages, and any and all claims, debts, liabilities, liens, and expenses (including reasonable attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employee now has, ever had, or may in the future have against the Employer Releasees (severally and collectively, “Employee Claims”) related to anything occurring prior to Employee’s execution of this Agreement, for or by reason of any matter, cause or thing whatsoever (as allowed by law), with the exception of Employee Claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; and/or (ii) breach by Employer of any terms and conditions of the Agreement. Without limiting the generality of the foregoing, this waiver and release of claims includes any and all Employee Claims in tort or contract, whether by statute or common law, and any Employee Claims relating to or arising out of salary, wages, bonuses, stock options, equity compensation, stock ownership and commissions, the breach of an oral or written contract, breach of fiduciary duty, rights to indemnification and contribution, unjust enrichment, promissory estoppel, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Employee Claims arising out of, based on, or connected with Employee’s employment with or termination from the Employer, including any Employee Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended; or any other relevant antidiscrimination laws or state statutes or municipal ordinances related to discrimination; the Age Discrimination in Employment Act (“ADEA”), as amended; the Older Workers Benefit Protection Act (“OWBPA”); the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Equal Pay Act of 1963; the Delaware Labor Code, and any other local, state or federal equal employment opportunity or antidiscrimination law, statute, policy, order, ordinance or regulation affecting or relating to Employee Claims that Employee ever had, now has, or claims to have against the Employee Releasees (collectively, the “Employee Released Claim(s)”).

Except as set forth below, Employee agrees not to prosecute, maintain or institute any action at law, suit or proceeding of any kind or nature whatsoever against Company for any reason related in any way to any Employee Released Claim. Employee further agrees that Employee will not raise any claim against Company by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of Employee’s execution of this Agreement, Employee represents that there are no claims, complaints or charges pending against Company in which Employee is a party or complainant. Further, Employee acknowledges and agrees there are no non-asserted workers’ compensation claims through the date of Employee’s execution of this Agreement. Employee agrees not to assert any Employee Released Claim in a class or collective action and further agrees not to become, and promises not to consent to become, a member (including a representative class plaintiff) of any class in a case brought in court or in arbitration in which claims are asserted against any of the Employer Releasees that are related in any way to Employee’s employment with or termination from Company and/or that involve events which have occurred on or prior to the Effective Date of this Release. If Employee, without Employee’s prior knowledge and consent, is made a member of a class in any proceeding, whether in court or in arbitration, Employee will opt out of the class at the first opportunity afforded to him/her after learning of Employee’s inclusion.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

This release specifically excludes (i) any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement (as defined below); (ii) the right to file administrative charges with certain government agencies; and (iii) any and all rights to vested benefits. In particular, nothing in this Agreement shall be construed to prohibit Employee from filing a charge with, making a complaint to, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency, or to the Securities Exchange Commission or Internal Revenue Service. Employee agrees to waive the right to receive future monetary recovery directly from Employer, including Employer payments that result from any complaints or charges that Employee files with any governmental agency or that are filed on Employee’s behalf.

Important Notice to Employee Concerning Release of Claims under the Age Discrimination in Employment Act. Employee hereby acknowledges that Employee knowingly and voluntarily enters into this Agreement, which is made in accordance with the Older Workers’ Benefit Protection Act (“OWBPA”), and is made with the purpose of waiving and releasing any age discrimination claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee further acknowledges and agrees that:

this Agreement is written in a manner in which Employee fully understands;

Employee specifically waives any rights or claims arising under the ADEA and OWBPA;

this Agreement does not waive rights or claims under the ADEA and OWBPA that may arise after the date this Agreement is executed;

the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact, had an opportunity to do so;

Employee has been given a period of up to at least 21 days, if desired, within which to consider this agreement;

Employee has a period of 7 days within which Employee can revoke this agreement, and the agreement shall not be effective until the seven-day revocation period has been exhausted. Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, providing it was not revoked (“Effective Date”). Notice of revocation must be delivered in writing and received by the Company at the address of the Company set forth on the signature page hereto, by the end of the 7-day revocation period; and

Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

Employer Release of Claims. In exchange for the Employee’s release of Claims against the Employer Releasees, Employer and its predecessors, successors, and related and affiliated entities, including parents (including holding companies) and subsidiaries, and each of their respective directors, officers, shareholder, employees, attorneys, insurers, agents and representatives (collectively, the Employee Releasees) irrevocably and unconditionally, fully and forever releases and discharges the Employee, Employee’s executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, for, from, and with respect to, any and all rights, remedies, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages, and any and all claims, debts, liabilities, liens, and expenses (including reasonable attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employer now has, ever had, or may in the future have against the Employee Releasees (severally and collectively, “Employer Claims”) related to anything occurring prior to Employee’s execution of this Agreement, for or by reason of any matter, cause or thing whatsoever (as allowed by law), with the exception of Employer Claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; and/or (ii) breach by Employer of any terms and conditions of the Agreement (collectively, “Employer Released Claims”).

Except as set forth herein, Employer agrees not to prosecute, maintain or institute any action at law, suit or proceeding of any kind or nature whatsoever against Employee for any reason related in any way to any Employer Released Claim. Employer further agrees that Employer will not raise any claim against Employee by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of Employer’s execution of this Agreement, Employer represents that there are no claims, complaints or charges pending against Employee in which Employer is a party or complainant.

Mutual Acknowledgement. Each Party represents that it has not engaged in, nor is it aware of, any unlawful or other misconduct which could give rise to a claim that is released by this Agreement.

Confidentiality.

In addition, each Party agrees to keep the terms, conditions and circumstances of Employee’s separation from the Company confidential and to not aid or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the Company or its officers, directors, shareholders, employees or affiliates of any nature unless required to do so by law.

Each Party acknowledges and agrees to keep the terms, amount, and facts of, and any discussions leading up to, this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that neither Party will communicate or otherwise disclose to any other person, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to Employee’s spouse, tax/financial advisors or legal counsel as long as they agree to keep the information confidential. If asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters.

Employee’s Return of Company Property and Transition Obligations. Employee agrees to execute any paperwork necessary and otherwise cooperate in full with the Company’s efforts to transfer to the Company all data, phone, internet or website access, and fax lines and/or numbers currently maintained by Employee for the purpose of conducting business on behalf of the Company. Any and all transfer fees incurred will be the responsibility of the Company. Upon such transfer, the Company shall be the sole authorized user of all such data, phone, and fax lines and/or numbers. Employee further agrees to immediately return to Company employee identification badge, keys, and all Company-owned equipment, data, lists, forms, and documents (paper and electronic) and will not maintain copies of the same in any form, whether tangible or intangible, hard copy or electronic.

Miscellaneous.

Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the state courts of Delaware. Neither Party shall remove, or seek to remove, any such litigation to federal court, even if there may be grounds to do so (e.g., diversity jurisdiction or otherwise).

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, except for the Confidentiality and Invention and the surviving sections of the __________ DATE Employment Agreement (per section 20 (h) of that Agreement) that you signed upon hire.

Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

Successors and Assigns.

Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

Counterparts. This Agreement may be executed in any number of counterparts, either manually or electronically, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Electronic Delivery. The Company may, in its sole discretion, decide to electronically sign and deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation of Incorporation or Bylaws by email or any other electronic means. The undersigned hereby consents to receive such documents and notices by such electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Parties agree that the offer or execution of this Agreement is not an admission of liability of any nature by the Company or Employee and that it cannot be used in any proceeding other than one to enforce its terms.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND MUST BE RETURNED BY DATE TO BE VALID.

AGREED:

THE COMPANY:

By:

ADDRESS:

EMAIL:

EMPLOYEE:

(SIGNATURE)

ADDRESS:

EMAIL: